Exhibit 10.(b)

Amended Filing Date: October 31, 2003

Original Filing Date: October 17, 2003

MODIFIED COINSURANCE AGREEMENT

Between

FARMERS NEW WORLD LIFE INSURANCE COMPANY

And

KEMPER INVESTORS LIFE INSURANCE COMPANY

Dated as of December 1, 2003

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ii

INDEX OF EXHIBITS

Exhibit A	Recapture Fee Formula
Exhibit B	Procedures for Indemnification Claims
Exhibit C	List of Contracts Reinsured - Amended
Exhibit D	Commission & Expense Allowance - Amended

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MODIFIED COINSURANCE AGREEMENT

THIS MODIFIED COINSURANCE AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2003, by and between Farmers New World Life Insurance Company, a Washington domiciled stock life insurance company (the “Company”) and Kemper Investors Life Insurance Company, an Illinois domiciled stock life insurance company (the “Reinsurer”).

RECITALS

WHEREAS, the Company has issued the Contracts (as defined below); and

WHEREAS, the Company has agreed to cede and transfer to the Reinsurer all liabilities arising under the Contracts (which include annuity contracts written by the Company after the Effective Date) for the consideration specified herein, and the Reinsurer has agreed to reinsure such liabilities on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Reinsurer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms shall have the respective meanings specified below throughout this Agreement:

“Affiliate” means, with respect to any Person, at the time in question, any other Person Controlling, Controlled by or under common Control with such Person.

“Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

“Books and Records” means the originals or copies of all customer lists, policy information, policy forms and rating plans, disclosure and other documents and filings, including statutory filings, required under all Applicable Laws, administrative records, reinsurance records, claim records, sales records, underwriting records, financial records, Tax records and compliance records in the possession or control of the Company and relating principally to the Contracts including, without limitation, any database, magnetic or optical media (to the extent not subject to licensing restrictions) and any other form of recorded, computer generated or stored information or process, but excluding: (a) the Company’s original certificate of incorporation, bylaws, corporate seal, licenses to do business, minute books and other corporate records relating to corporate organization and capitalization; (b) original Tax and corporate accounting records relating to the Business; (c) any original books and records relating to the Retained Liabilities; and (d) any records that are subject to attorney-client privilege.

“Business” means the marketing, issuing and administering the Contracts in the United States and the other business activities reasonably related thereto.

“Business Day” means any day on which banking institutions in the State of Washington and Illinois are open for normal business.

“Ceding Commission” means the aggregate ceding allowance payable by the Reinsurer to the Company in connection with the reinsurance of the Contracts hereunder.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Commissions” means all commissions, expense allowances, benefit credits and other fees and compensation payable to Producers.

“Company Indemnified Parties” shall have the meaning set forth in Section 9.1.

“Contracts” means (a) all annuity contracts issued on the forms identified on Exhibit C hereto, to the extent that such contracts are in effect as of the Effective Date, and all certificates and participation agreements in effect as of the Effective Date issued in accordance with the terms of such contracts (including all supplements, endorsements, riders and ancillary agreements in connection therewith) and (b) all Post-Closing Contracts. Also included in the definition of “Contracts” are any such contracts and certificates that have lapsed and that otherwise would be eligible for inclusion herein, subject to reinstatement pursuant to reinstatement procedures contained in such contracts and certificates.

“Contractholders” means contractholders, insureds and assignees under the Contracts.

“Control” including the terms “Controlling,” “Controlled by” and “under common Control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the holding of policyholders’ proxies by contract other than a commercial contract for goods or non-management services, or otherwise, unless the power is the result of an official position with or corporate office held by the Person. Except as provided otherwise in this Agreement, Control is presumed to exist if any Person, directly or indirectly, owns, controls, holds with the power to vote, or holds shareholders’ proxies representing majority or more of the voting securities of any other Person, or holds or controls sufficient policyholders’ proxies, or is entitled by contract or otherwise, to nominate, appoint or to elect the majority of the board of directors or comparable governing body of any other Person.

“Effective Date” means 12:01a.m. Pacific time on December 1, 2003.

“Extra Contractual Obligations” means all liabilities or obligations arising under or relating to the Contracts, exclusive of liabilities or obligations arising under the express terms and conditions of the Contracts and the other Liabilities, but including, without limitation, any liability for fines, penalties, forfeitures, punitive, special, consequential, exemplary or other form of extra-contractual damages, which liabilities or obligations arise from any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise relating to: (a) the marketing, sale, underwriting, production, issuance, cancellation or administration of the Contracts; (b) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Contracts; or (c) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Contracts.

“Final and Binding” means with respect to any determinations made in this Agreement that have the same preclusive effect for all purposes as if such determinations had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction, and either the Company or the Reinsurer may petition a court having jurisdiction over the parties and subject matter to reduce such decision to judgment.

“Governmental Authority” means any court, administrative or regulatory agency or commission, or other federal, state or local governmental authority or instrumentality having jurisdiction over any party hereto.

“Liabilities” means all gross liabilities and obligations arising under or relating to the Contracts other than the Retained Liabilities. The Liabilities shall include, without limitation: (a) the Reserves; (b) all liabilities for incurred but not reported claims, benefits, interest on claims or other payments arising under or relating to the Contracts, whether or not (i) included within the Reserves, or (ii) incurred before or after the Effective Date; (c) all liabilities arising out of any changes to the terms and conditions of the Contracts mandated by Applicable Law whether or not incurred before or after the Effective Date; (d) liabilities for premium Taxes payable, incurred or paid by the Company on or after the Effective Date (without giving effect to any credits due to the Company, other than credits for guaranty fund payments that were assessed after the Effective Date), and for all other Taxes arising out of or relating to the Business payable on or after the Effective Date (except for income Taxes imposed on the Company under Subtitle A of the Code); (e) liabilities for assessments and similar charges in connection with participation by the Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction assessed after the Effective Date; (f) liabilities for Commissions payable with respect to the Contracts to or for the benefit of the Producers who marketed or produced the Contracts, in any case payable on or after the Effective Date; (g) all liabilities for amounts payable on or after the Effective Date for returns or refunds of Premiums, (h) all unclaimed property liabilities arising under or relating to the Contracts; and (i) all liabilities relating to the Reinsurer’s establishment of Non-Guaranteed Elements.

“LIBOR” means a rate per annum equal to the [three-month] London Interbank Offered Rate as published in The Wall Street Journal, Western Edition, in effect on the Closing Date.

“Loss” shall have the meaning set forth in Section 9.3.

“NAIC” means the National Association of Insurance Commissioners.

“Non-Guaranteed Elements” means cost of insurance charges, loads and expense charges, credited interest rates, mortality and expense charges, administrative expense risk charges, as applicable, under the Contracts.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, estate, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

“Post-Closing Contracts” shall have the meaning set forth in Section 2.1(a).

“Premiums” means premiums, considerations, deposits and similar receipts with respect to the Contracts.

“Producers” means all brokers, agents, general agents, producers or other Persons who market or produce the Contracts and who (a) have been appointed by the Company, and (b) are entitled to receive Commissions from the Company.

“Quarterly Accounting” shall mean an accounting prepared in accordance with Washington SAP and delivered by the Company to the Reinsurer in accordance with Section 3.5 hereof.

“Recapture Event” shall have the meaning set forth in Section 9.4.

“Recapture Fee” means the amount determined in accordance with the formula set forth on Exhibit A hereto, which is payable by the Reinsurer or the Company, as the case may be, in connection with recapture of the Contracts by the Company pursuant to Section 9.4 hereof.

“Recapture Rights” means the right of the Company to recapture the Contracts pursuant to Section 9.4 hereof.

“Reinsurer Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Reserve Adjustment” shall have the meaning set forth in Section 3.6.

“Reserves” means the sum of all reserves and balance sheet liabilities required to be maintained by the Company for the Contracts issued by it, calculated consistent with (a) the reserve requirements, statutory accounting rules and actuarial principles applicable to the Company under the Applicable Law of each state in which the Contracts were issued or delivered, and (b) otherwise in accordance with the methodologies used by the Company to calculate the reserves and balance sheet liabilities for the Contracts in accordance with Washington SAP and sound actuarial principles and any valuation bases and methods of determining reserves as provided in the forms of Contracts, as applicable.

“Retained Liabilities” means the liabilities of the Company arising solely from any of the following: (a) premium Taxes and all other Taxes payable prior to the Effective Date; (b) amounts payable prior to the Effective Date for returns or refunds of Premiums; (c) Commissions payable with respect to the Contracts to or for the benefit of Producers, in any case payable prior to the Effective Date; (d) assessments and similar charges in connection with participation by the Company, whether voluntary or involuntary, in any guaranty association established or governed by any Governmental Authority, assessed before the Effective Date; (e) death claims under the Contracts which are reported prior to the Effective Date; (f) any litigation pending as of the Effective Date relating to the Contracts; and (g) Extra Contractual Obligations.

“Taxes” (or “Tax” as the context may require) means any tax, however denominated, imposed by any Governmental Authority having the power to levy taxes (a “Taxing Authority”), including, without limitation, any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, gains, goods and services, production, documentary, recording, social security, unemployment, disability, workers’ compensation, estimated, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, personal or real property, environmental or windfall profit tax, premiums, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority relating thereto.

“Washington SAP” means the statutory accounting principles and practices prescribed or permitted by the Insurance Department of the State of Washington.

ARTICLE II

BASIS OF COINSURANCE AND BUSINESS COINSURED

Section 2.1 Post-Closing Contracts.

(a) On and after the Effective Date, the Company may continue issuing annuity contracts on the policy forms that would be included in the Contracts in effect immediately prior to the Effective Date, including without limitation the issuance of any annuity contract pursuant to any exchange or conversion option provided under the terms of any Contract issued at any time by the Company (the “Post-Closing Contracts”), and such Post-Closing Contracts shall be reinsured by the Reinsurer pursuant to the terms of this Agreement. Either the Company or the Reinsurer may terminate its obligations under this Section 2.1(a) at any time by providing written notice of such termination to the other party not later than 30 days prior to the effectiveness of such termination; provided that any such termination shall not affect the reinsurance hereunder of any Contracts issued prior to the effective date of such termination.

Section 2.2 Modified Coinsurance

(a) Subject to the terms and conditions of this Agreement, the Company hereby cedes on a modified coinsurance basis to the Reinsurer as of the Effective Date, and the Reinsurer hereby accepts and agrees to indemnity reinsure on a modified coinsurance basis as of the Effective Date, one hundred percent (100%) of all Liabilities. This Agreement is an agreement for indemnity reinsurance solely between the Company and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Company. The reinsurance effected under this Agreement is subject to the same limitations and conditions specified in the Contracts and shall be maintained in force, without reduction, unless such reinsurance is terminated, reduced or recaptured as provided herein.

(b) On and after the Effective Date, the Reinsurer shall have the responsibility for reimbursing the Company for all Liabilities (other than Reserves) in connection with each quarterly settlement. The Reinsurer will accept the decision of the Company with respect to the determination and payment of such Liabilities. For the avoidance of doubt, Reserves are intended to be addressed, without duplication, in Section 3.6.

Section 2.3 Certain Contract Elements. From and after the Effective Date, the Reinsurer shall have the right to set all Non-Guaranteed Elements. The Reinsurer hereby acknowledges and agrees that any claim, liability or obligation that arises out of or relates to the Reinsurer’s establishment of Non-Guaranteed Elements is included within the Liabilities that the Reinsurer has expressly assumed pursuant to this Agreement and for which the Reinsurer has agreed to indemnify the Company pursuant to Article IX of this Agreement.

Section 2.4 Assets and Reserves. Notwithstanding anything in this Agreement to the contrary, the Company shall continue to invest and maintain all assets held in support of the Reserves and other Liabilities backing the Contracts reinsured hereunder. Such assets will be segregated to permit the investment results of the assets to be segregated from the other investments of the Company. On and after the Effective Date, the Company shall maintain Reserves for the Contracts ceded hereunder in accordance with applicable statutory and regulatory requirements. The Reserves shall be calculated consistent with (a) the reserve requirements, statutory accounting rules and actuarial principles applicable to the Company under Applicable Law; and (b) otherwise in accordance with the methodologies used by the Company to calculate the Reserves for the Contracts in accordance with Washington SAP and sound actuarial principles and any valuation bases and methods of determining Reserves as provided in the forms of the Contracts.

Section 2.5 Contract and Reserve Assumption Changes. The Company shall not change (a) the terms and conditions of any Contracts or (b) the assumptions and methods used to establish the Reserves except as required by Applicable Law.

ARTICLE III

ACCOUNTING AND RESERVE ADJUSTMENTS

Section 3.1 Ceding Commission. Subject to the terms and conditions of this Agreement, the Reinsurer shall pay to the Company on the Closing Date a Ceding Commission in an amount equal to $36,500,000 plus interest on such amount from and including the Effective Date to but not including the Closing Date, computed at LIBOR.

Section 3.2 Payments by the Company and the Reinsurer

(a) To effect the reinsurance of the Contracts on the Effective Date, the Company has paid on the Closing Date to the Reinsurer an initial reinsurance premium equal to the Reserves attributable to the Polices as of the Effective Date.

(b) Simultaneously with the payment of the initial reinsurance premium pursuant to Section 3.2(a), the Reinsurer has paid the Company on the Closing Date an initial reserve adjustment equal to the Reserves as of the Effective Date.

(c) The Reinsurer shall be entitled as reinsurance premium to receive payment of the Premiums received on and after the Effective Date attributable to the Contracts net of any refunds which may be made to Contractholders or others.

(d) To the extent that the Company recovers amounts from any third party relating to the Contracts (including, without limitation, Premiums in arrears from a Contractholder with respect to a reinstated Contract, expense reimbursement, indemnification) upon receipt of any such amounts the Company shall transfer such amounts to the Reinsurer, as applicable, and provide the Reinsurer with any pertinent information that the Company may have relating thereto.

Section 3.3 Contract Administration The Company will administer the Contracts reinsured hereunder and will perform all accounting for such Contracts. Claims and benefit payment or settlement made by the Company in good faith including compromise shall be unconditionally binding on the Reinsurer. In consideration of the administrative services provided by the Company with respect to the Contracts following the Effective Date, the Reinsurer shall pay to the Company, through the Quarterly Accounting for each calendar quarter, an expense allowance as set forth in Exhibit D.

Section 3.4 Books and Records The Company shall maintain and retain title to and ownership of the Books and Records and shall be entitled to keep and maintain copies of all Books and Records relating to the administration of the Contracts after the Effective Date. The Books and Records shall be made available to the Reinsurer, its auditors or other designees, during normal business hours and at any time on reasonable notice, for review, inspection, and examination, and for reproduction to the extent necessary to comply with Applicable Laws, financial reporting obligations, and audit requirements, at the Company’s expense.

Section 3.5 Quarterly Accountings and Payments (a) Beginning with and after the first calendar quarter following the Closing Date, the Company shall provide the Reinsurer with a Quarterly Accounting as of the end of each calendar quarter, no later than thirty (30) Business Days after the end of such quarter; provided, however, that in the event that subsequent data or calculations require revision of any Quarterly Accounting, the required revision and any appropriate payments shall be made in cash by the parties within five (5) Business Days after they mutually agree as to the appropriate revision. The Company shall provide such Quarterly Accounting in a mutually agreeable format which shall include without limitation payments contemplated by Sections 2.2(b), 3.2, 3.3 and 3.6.

(b) If a Quarterly Accounting reflects a balance due to the Reinsurer, the amount(s) shown as due shall be paid by the Company within five (5) Business Days of the delivery of the Quarterly Accounting. If (i) a Quarterly Accounting reflects a balance due to the Company and (ii) the Reinsurer does not object to the Quarterly Accounting within five (5) Business Days of its delivery, the amount(s) shown as due shall be paid by the Reinsurer within seven (7) Business Days after the date on which the Quarterly Accounting was delivered. Amounts due from either party pursuant to this Agreement shall be paid net of amounts due from the other party.

Section 3.6 Reserve Adjustment (a) The “Reserve Adjustment” for any calendar quarter shall be an amount equal to (i) the Reserves at the end of such Calendar Quarter, minus (ii) the Reserves at the end of the calendar quarter immediately preceding such calendar quarter, minus (iii) the sum of all net investment income and capital gains and losses, realized and unrealized, including amortization of Interest Maintenance Reserve, with respect to assets held by the Company in support of the Reserves relating to the Contracts during such calendar quarter. On a quarterly basis, commencing with the first calendar quarter following the Closing Date, an amount equal to the Reserve Adjustment will be shown as an amount due to the Reinsurer on the Quarterly Accountings if the foregoing formula yields a negative amount, or as an amount due to the Company on such Quarterly Accountings if the formula yields a positive amount.

Section 3.7 Delayed Payments If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at LIBOR. For purposes of this Section 3.7, a payment will be considered overdue, and such interest will begin to accrue, on the date that is five (5) Business Days after the date such payment is due. For greater clarity, (i) a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision, and (ii) interest will not accrue on any payment due the Reinsurer hereunder unless the delayed settlement thereof was caused by the Company.

Section 3.8 Offset Rights

(a) Any debits or credits incurred on and after the Effective Date in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits and shall be set off, and only the balance shall be allowed or paid. The right of offset will not be affected or diminished because of the insolvency of either party.

(b) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that it shall have no right hereunder or pursuant to law to set off any amounts due or owing (or to become due or owing) to any other party under this Agreement against any amounts due or owing by such other party or any of its subsidiaries or Affiliates under any other agreement, contract or understanding.

ARTICLE IV

REGULATORY MATTERS

Section 4.1 Regulatory Matters. If the Company or the Reinsurer receives notice of, or otherwise becomes aware of, any inquiry, investigation or proceeding from or at the direction of a Governmental Authority relating to the Contracts, the Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner in light of all the relevant business, regulatory and legal facts and circumstances.

ARTICLE V

OVERSIGHTS

Section 5.1 Oversights. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions Precedent. This Agreement shall not become effective unless and until all Governmental Authorities whose approval is required shall have approved this Agreement or is deemed approved by Applicable Law, in each case on or prior to December 31, 2003.

ARTICLE VII

DUTY OF COOPERATION

Section 7.1 Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

ARTICLE VIII

DAC TAX

Section 8.1 Election. In accordance with Treasury Regulations Section 1.848-2(g)(8), the Company and the Reinsurer hereby elect to determine specified Contract acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(a) All uncapitalized terms used herein shall have the meanings set forth in the regulations under Section 848 of the Code.

(b) The party with net positive consideration under this Agreement for each taxable year shall capitalize specified Contract acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(c) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

(d) The Company shall submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration under this Agreement for the preceding taxable year. This schedule of calculations shall be accompanied by a statement signed by an authorized representative of the Company stating that the Company shall report such net consideration in its federal income tax return for the preceding taxable year.

(e) The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) calendar days after the date on which the Reinsurer receives the Company’s calculation. If the Reinsurer does not so notify the Company, the Reinsurer shall report the net consideration under this Agreement as determined by the Company in the Reinsurer’s federal income tax return for the preceding taxable year.

(f) (i) If the Reinsurer contests the Company’s calculation of the net consideration under this Agreement, the parties shall act in good faith to reach an agreement as to the correct amount of net consideration within thirty (30) calendar days after the date on which the Reinsurer submits its alternative calculation. If the Company and the Reinsurer reach agreement as to the amount of net consideration under this Agreement, each party shall report such amount in its federal income tax return for the preceding taxable year.

(ii) If, during such 30-day period, the Reinsurer and the Company are unable to reach agreement, they shall promptly thereafter cause independent accountants mutually agreed to by the Reinsurer and the Company (who shall not have any material relationship with the Reinsurer or the Company) promptly to review (which review shall commence no later than five (5) calendar days after the selection of such independent accountants) this Agreement and the calculations of the Reinsurer and the Company for the purpose of calculating the net consideration under this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts in the Reinsurer’s calculation as to which the Company has disagreed. Such independent accountants shall deliver to the Reinsurer and the Company, as promptly as practicable (but no later than sixty (60) calendar days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in the Reinsurer’s calculation delivered pursuant to Section 8.1(d) and the amount thereof shown in the Company’s calculation delivered pursuant to Section 8.1(e). Such report shall be Final and Binding upon the Reinsurer and the Company. The fees, costs and expenses of such independent accountant shall be borne (i) by the Reinsurer if the difference between the net consideration as calculated by the independent accountants and the Reinsurer’s calculation delivered pursuant to Section 8.1(d) is greater than the difference between the net consideration as calculated by the independent accountants and the Company’s calculation delivered pursuant to Section 8.1(e), (ii) by the Company if the first such difference is less than the second such difference, and (iii) otherwise equally by the Reinsurer and the Company.

(g) This election shall be effective for the 2003 taxable year ending December 31, 2003 and for all subsequent taxable years for which this Agreement remains in effect.

(h) Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under Treasury Regulations Section 1.848-2(g)(8).

ARTICLE IX

INDEMNIFICATION AND RECAPTURE

Section 9.1 Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Company and its current, former and future directors, officers, employees, representatives (excluding the Producers), Affiliates, successors and permitted assigns (collectively, the “Company Indemnified Parties”) from and against all Losses (as defined below) asserted against, imposed upon or incurred by any Company Indemnified Party arising from: (i) the Liabilities; (ii) any breach or nonfulfillment by the Reinsurer of, or any failure by the Reinsurer to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement; or (iii) any enforcement of this indemnity.

Section 9.2 Company’s Obligation to Indemnify. The Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its current, former and future directors, officers, employees, representatives (excluding the Producers), Affiliates, successors and permitted assigns (collectively, the “Reinsurer Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Reinsurer Indemnified Party arising from: (i) the Retained Liabilities; (ii) any breach or nonfulfillment by the Company of, or any failure by the Company to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement; or (iii) any enforcement of this indemnity.

Section 9.3 Certain Definitions and Procedures. For purposes of this Article IX, “Loss” or “Losses” shall mean actions, claims, losses, liabilities, damages, costs, expenses (including reasonable attorneys’ fees), interest and penalties. In the event either the Reinsurer or the Company shall have a claim for indemnity against the other party under the terms of this Agreement, the parties shall follow the procedures set forth in Exhibit B.

Section 9.4 Recapture.

(a) Recapture Events. From and after the Effective Date, any of the following occurrences shall constitute an event that obligates the Company to exercise the recapture remedy set forth in this Section 9.4 (individually or collectively, as the context indicates, a “Recapture Event”):

(i) the Reinsurer ceases to maintain (A) an A.M. Best Company rating of at least [B+], (B) a Standard & Poor’s Corporation insurer financial strength rating of at least [BB+], or (C) a Moody’s Investors Services, Inc. claims-paying ability rating of at least [Ba1]; or

(ii) the Reinsurer fails to (A) maintain a ratio of (i) Total Adjusted Capital (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto) to (ii) the Company Action Level RBC (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto) of at least one hundred sixty percent (160%); or (B) maintain a Standard & Poor’s Corporation’s capital adequacy ratio (calculated in accordance with the rules and procedures in effect on the date on which this Agreement is executed) of at least one hundred percent (100%); or

(iii) a petition for insolvency, rehabilitation, conservation, supervision, liquidation or similar proceeding is filed by or against the Reinsurer or its statutory representative in any jurisdiction;

(iv) if the Company shall, for any reason, not be entitled to all relevant statement credit for the cession of reinsurance hereunder in its annual statement as filed with its domiciliary state: or

(v) if any Person other than one of the Affiliates of the Reinsurer in existence on the Closing Date acquires or assumes (A) Control of the Reinsurer, whether by merger, consolidation, stock acquisition, or otherwise (including, without limitation, the acquisition or assumption of the power to direct the Reinsurer’s management and policies by means of a management or services agreement or other contractual arrangement) or (B) all or substantially all of the assets or liabilities of the Reinsurer by reinsurance (whether indemnity or assumption) or otherwise.

(b) Notice to the Company. The Reinsurer shall provide the Company with:

(i) notice of any downgrade in the Reinsurer’s A. M. Best Company rating or its Standard & Poor’s Corporation insurer financial strength rating or its Moody’s Investors Services, Inc. claims-paying ability rating within three (3) Business Days after the Reinsurer’s receipt of notice of such adjustment;

(ii) a written report of the calculation of the Reinsurer’s Total Adjusted Capital and Authorized Control Level RBC (based on the Risk-Based Capital (RBC) Model Act and/or the rules and procedures) and Standard & Poor’s Corporation’s capital adequacy ratio (based on the rules and procedures in effect on the date on which this Agreement is executed) as of the end of each calendar quarter within fifteen (15) Business Days after the end of such quarter;

(iii) notice of the occurrence of any Recapture Event within two (2) Business Days after its occurrence; and

(iv) not less than annually, a written report, in form reasonably satisfactory to the Company, certifying that no Recapture Event has occurred during the period covered by such report or is continuing as of the last day of such period, together with the appropriate calculations and back up reasonably necessary to substantiate the basis of the Reinsurer’s certification.

The Company may, at its own expense, review the Reinsurer’s books and records to confirm the risk based capital calculations provided by the Reinsurer pursuant to Section 9.4(b)(ii). In addition, the Reinsurer shall (A) cooperate fully with the Company and promptly respond to the Company’s inquiries from time to time concerning the Reinsurer’s financial condition, operating results and any events, occurrences or other matters which arise on and after the Effective Date and which reasonably relate to the Business or Reinsurer’s ability to perform and discharge its obligations under this Agreement and (B) provide to the Company such financial statements, reports, internal control letters and reports prepared by auditors and other third parties, and other documents of the Reinsurer as the Company may reasonably request from time to time.

(c) Recapture. Upon the occurrence of any Recapture Event, the Company shall recapture all of the Contracts ceded hereunder.

(d) Recapture Fee. Any recapture by the Company shall not be deemed to have been consummated until the Company or the Reinsurer, as the case may be, has received payment of the entire Recapture Fee as determined in accordance with Exhibit A hereto. The relevant party shall promptly pay the full amount of the Recapture Fee. Following the consummation of the recapture of Contracts pursuant to this Section 9.4(d), no additional Premiums, deposits or other amounts payable under such Contracts shall be ceded to the Reinsurer hereunder.

(e) Certain Remedies. The Company and the Reinsurer acknowledge that any damage caused to the Company by reason of the breach by the Reinsurer or any of its successors in interest of this Section 9.4 could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies at law or otherwise, the Company shall be entitled to specific performance of this Section 9.4 or an injunction to be issued by a court of competent jurisdiction pursuant to Section 13.7 hereof restraining and enjoining any violation of this Section 9.4, in addition to such other equitable or legal remedies as such court may determine. The Company and the Reinsurer hereby release, waive and discharge any and all claims and causes of action asserting in any way that the Company’s recapture remedy hereunder is not valid, binding or enforceable. The Company and the Reinsurer are forever estopped and barred from making any such assertion in any context or forum whatsoever.

ARTICLE X

ARBITRATION

Section 10.1 Arbitration.

(a) After the Effective Date, any dispute between the parties under or with respect to this Agreement (other than disputes relating to calculations relating to DAC Tax, which shall be resolved in accordance with Article VIII hereof) shall be decided through negotiation and, if necessary, arbitration as set forth in Section 10.2.

(b) The parties intend this Section 10.1 to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by Section 10.1(a), the other party may request the court specified in Section 13.7 to compel arbitration in accordance with the Federal Arbitration Act.

Section 10.2 Arbitration Procedures.

(a) Except as expressly provided otherwise in Section 10.1(a), the Company and the Reinsurer intend that any dispute between them under or with respect to this Agreement be resolved without resort to any litigation. Accordingly, the Company and the Reinsurer agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty (60) calendar days (or such longer period as the parties may agree) after commencing such negotiations, the Company and the Reinsurer agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the Commercial Arbitration Rules of the American Arbitration Association.

(b) The arbitration hearing will be before a panel of three disinterested arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company familiar with the life insurance and reinsurance business. The Company and the Reinsurer will each appoint one arbitrator by written notification to the other party within thirty (30) calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within thirty (30) calendar days after the date of the mailing of the notification initiating arbitration.

(c) If either the Company or the Reinsurer fails to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association or of its successor organization or (if necessary) the president of any similar organization designated by lot of the Company and the Reinsurer within thirty (30) calendar days after the request will appoint the necessary arbitrators.

(d) The arbitrators shall base their decision on the terms and conditions of this Agreement. However, if the terms and conditions of this Agreement do not explicitly dispose of an issue in dispute between the parties, the arbitrators may base their decision on the customs and practices of the life insurance and life reinsurance industry rather than solely on an interpretation of Applicable Law. The arbitrators’ decision shall take into account the right to offset mutual debits and credits as provided in this Agreement. The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators. The place of arbitration will be determined by the arbitrators. Each decision (including without limitation each award) of the arbitrators will be Final and Binding on all parties and will be nonappealable, and (at the request of either the Company and the Reinsurer) any award of the arbitrators may be confirmed by a judgment entered by the court specified in Section 13.7. No such award or judgment will bear interest except to the extent applicable in Section 3.7. In no event, may the arbitrators award punitive or exemplary damages. Each party will be responsible for paying (a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and (b) one-half of the fees and expenses charged by each arbitrator.

ARTICLE XI

INSOLVENCY

Section 11.1 Insolvency Clause. In the event of the insolvency of the Company, all coinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Contracts without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on a Contract within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XII

DURATION

Section 12.1 Duration This Agreement shall continue in force until the first to occur of: (i) the Reinsurer’s liability with respect to all Contracts reinsured hereunder is terminated in accordance with their respective terms and the Company has received payments that discharge such liability in full in accordance with the provisions of this Agreement; or (ii) the Contracts are recaptured in accordance with Section 9.4. In no event shall the interpretation of this Section 12.1 imply a unilateral right of the Reinsurer to terminate this Agreement.

Section 12.2 Survival. Notwithstanding the other provisions of this Article XII, the terms and conditions of Article I, VIII, IX and X and Sections 13.2 and 13.11 shall remain in full force and effect after this Agreement is terminated.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) mailed by United States registered or certified mail, return receipt requested, (b) mailed by overnight express mail or other nationally recognized overnight or same-day delivery service or (c) delivered in person to the parties at the following addresses:

If to the Company, to:

Farmers New World Life Insurance Company

Attention: President

With copies (which shall not constitute notice) to:

Farmers New World Life Insurance Company

C/O - General Counsel Office

4680 Wilshire Boulevard

Los Angeles CA 90010-3807

Los Angeles – Corporate Office

4680 Wilshire Boulevard

Los Angeles CA 90010-3807

If to the Reinsurer, to:

Kemper Investors Life Insurance Company

Attention: General Counsel

With copies (which shall not constitute notice) to:

Kemper Investors Life Insurance Company

C /O David A. Bowers

1400 American Lane,

Schaumburg, IL 60196

Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 13.1.

Section 13.2 Confidentiality Each of the parties shall maintain the confidentiality of all information related to the Contracts and all other information denominated as confidential by the other party provided to it in connection with this Agreement, and shall not disclose such information to any third parties without prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each party hereto (and each employee, representative or other agent of each such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Agreement and the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any such party relating to such U.S. tax treatment and U.S. tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

Section 13.3 Entire Agreement. This Agreement and the Exhibits and the Schedules hereto and thereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

Section 13.4 Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of the Company and the Reinsurer, respectively.

Section 13.5 No Third Party Beneficiaries. This Agreement constitutes an indemnity reinsurance agreement solely between the Company and the Reinsurer, and is intended solely for the benefit of the parties hereto and their permitted successors and assigns, and it is not the intention of the parties to confer any rights as a third-party beneficiary to this Agreement upon any other Person as to any term, condition or provision of this Agreement.

Section 13.6 Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party, and any attempted assignment in violation of this Section shall be void ab initio.

Section 13.7 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF GENERAL AND COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF WASHINGTON, WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR CONNECTED WITH THIS AGREEMENT.

Section 13.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

Section 13.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Applicable Law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never been included in this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 13.10 Schedules, Exhibits and Paragraph Headings. Schedules and Exhibits attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

Section 13.11 Expenses. Except as explicitly provided to the contrary herein, each party shall be solely responsible for all expenses it incurs in connection with this Agreement or in consummating the transactions contemplated hereby or performing the obligations imposed hereby, including, without limitation, the cost of its attorneys, accountants and other professional advisors.

Section 13.12 No Prejudice. The parties agree that this Agreement has been jointly negotiated and drafted by the parties hereto and that the terms hereof shall not be construed in favor of or against any party on account of its participation in such negotiations and drafting.

Section 13.13 Waiver of Defenses The Reinsurer hereby releases, waives and discharges any and all claims under this Agreement asserting in any way that issuance and delivery of a Contract was not in compliance with the Applicable Laws of all jurisdictions or with the issuing insurance company’s corporate charter. The Reinsurer is forever estopped and barred from making any such assertion in any context or forum regarding this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above, to be effective as of the Effective Date, subject to Article VI and the other terms and conditions of this Agreement.

FARMERS NEW WORLD LIFE INSURANCE COMPANY

/s/ C. PAUL PATSIS
C. Paul Patsis
President and Chief Executive Officer

KEMPER INVESTORS LIFE INSURANCE COMPANY

/s/ DIANE C. DAVIS
Diane C. Davis
President and Chief Executive Officer

Exhibit A

Recapture Fee Formula

The amount of the Recapture Fee payable by the Company or the Reinsurer shall be determined in accordance with the formula set forth below by an actuary mutually agreed to by the Company and the Reinsurer (the “Actuary”).

The Recapture Fee formula shall consist of the following:

(a) Payment by the Reinsurer to the Company of the amount of the fees and costs the Company must pay (as estimated by the Actuary if necessary) to the Actuary for calculating the Recapture Fee and to any attorneys or other outside consultants advising the Company in connection with the recapture;

(b) Payment by the Reinsurer or the Company, as the case may be, of the Quarterly Accounting settlement as provided in Section 3.5 determined as of the effective date of Recapture (the “Recapture Date”);

(c) Payment by the Company to the Reinsurer of a terminal reserve adjustment equal to the Reserves on the Contracts determined as of the Recapture Date;

(d) Payment by the Reinsurer to the Company of a terminal reinsurance premium equal to the Reserves on the Contracts determined as of the Recapture Date; and

(e) Payment by the Company to the Reinsurer of the Appraisal Value of the Contracts subject to recapture (the “Recaptured Business”).

Appraisal Value. The Appraisal Value of the Contracts subject to recapture shall be equal to the expected present value (calculated at an interest rate equal to LIBOR plus [6.50]%) as of the Recapture Date of the following values for the Recaptured Business: (a) Statutory Profits, plus (b) Interest on Required Surplus, minus or plus (c) the increase or decrease in Required Surplus, minus (d) the Required Surplus as of the Recapture Date.

For these purposes, Required Surplus shall be calculated on the assumption that the ratio of Total Adjusted Capital to Company Action Level RBC, in each case with respect to the Recaptured Business, shall be 200 percent. Both Total Adjusted Capital and Company Action Level RBC shall be determined as provided in the Risk-Based Capital (RBC) Model Act or the NAIC’s rules with respect thereto. In fixing the other values required by the above formula, the Actuary shall use its best estimates of future mortality, lapses and surrenders, premium persistency, producer compensation, other taxes, licenses and fees; provided, however, that the Actuary shall assume that the unit cost of providing administrative services for the Recaptured Business shall be the amount that would be charged by an unaffiliated third-party administrator and shall increase by an annual rate equal to LIBOR over the estimated cost of such services for the twelve months immediately following the Recapture Date.

Exhibit A

Exhibit B

Procedures for Indemnification Claims

Section 1. Claims Notice.

(a) In the event that either party to this Agreement wishes to assert a claim for indemnification under this Agreement (including, but not limited to, claims arising from a claim or demand made, or an action, proceeding or investigation instituted, by any Person not a party to this Agreement that may result in a Loss for which indemnification is claimed by a party under this Agreement (a “Third Party Claim”)), such party seeking indemnification (the “Indemnified Party”) shall give written notice (a “Claims Notice”) to the other party (the “Indemnifying Party”). Such Claims Notice shall be delivered to the Indemnifying Party as promptly as practicable, specifying in detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve any Indemnifying Party from its indemnification obligations only to the extent such failure or other actions taken by the Indemnified Party in response to such claim shall actually prejudice an Indemnifying Party.

(b) Subject to the provisions of Section 1(c), upon receipt of a Claims Notice the Indemnifying Party shall have the right to assume the defense and control of Third Party Claims. In the event the Indemnifying Party exercises such rights to assume the defense and control of a Third Party Claim, the Indemnified Party shall have the right but not the obligation reasonably to participate in (but not control) the defense of Third Party Claims with its own counsel and at its own expense. Any election by an Indemnifying Party whether to assume the defense of a Third Party Claim must be received by the Indemnified Party within a reasonable time period after receipt of the Indemnified Party’s Claims Notice, and failure to send such notice within a reasonable time shall be deemed an election not to defend. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party; shall take all steps necessary in the defense or settlement of such Third Party Claims; and shall at all times diligently and promptly pursue the resolution of such Third Party Claims. The Indemnified Party shall, and shall cause each of its directors, officers, employees, agents, representatives, Affiliates and permitted assigns to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party, which cooperation shall include, without limitation, designating a liaison counsel to whom the Indemnifying Party may direct notices and other communications, using reasonable efforts to make witnesses available, and providing records and documents to the extent such witnesses, records and documents are relevant to the Third Party Claim.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 1(b), without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party at its own expense without any right of reimbursement from the Indemnified Party, and (ii) provides a complete release of, or dismissal with prejudice of claims against, any Indemnified Party potentially

Exhibit B

affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims. Except as provided above, settlement or consent to entry of judgment shall require the prior approval of the Indemnified Party, such approval not to be unreasonably withheld. If requested by the Indemnifying Party, the Indemnified Party will cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim or cross-complaint against any Person (other than the Indemnified Party or its directors, officers, employees, agents, representatives, Affiliates, successors and permitted assigns). Unless and until the Indemnifying Party elects to defend the Third Party Claim, the Indemnified Party shall have the right, at its option and at the Indemnified Party’s expense to do so in such manner as it reasonably deems appropriate; provided, however, that the Indemnified Party shall not settle or compromise any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

Section 2. Procedures for Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party specifying in detail the facts constituting the basis for, and the amount of, the claim asserted. Provided that notice is delivered prior to the termination of any applicable statute of limitations, the failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 2.

Exhibit B

Amended Filing Date: October 31, 2003

Original Filing Date: October 17, 2003

Amended Exhibit C

List of Contracts Reinsured

The policy plans subject to reinsurance coverage are the non-qualified issues of the following:

Plans	Tax Status	Policy Form(s)	Policy Issue Dates From/Until
Individual Flexible Payment Deferred Annuity	Non-qualified	1975-491 1981-492 1994-396 1988-493 1994-393 2003-193	1-1-75/12-31-81 1-1-82/12-1-01 9-1-94/current 4-1-89/current 9-1-94/current 2-1-2004/current

Individual Single Premium Deferred Annuity	Non-qualified	1991-494-495 1994 –394-395 2003-194-195	10-1-91/current 9-1-94/current 2-1-2004/current

Exhibit C

Amended Filing Date: October 31, 2003

Original Filing Date: October 17, 2003

Amended Exhibit D

Expense Allowance

The expense allowance shall consist of the following:

Payment
$78 per policy on policies issued after 09/30/2003

plus	4.84% of first-year premiums after 09/30/2003

plus	$3 per policy in force at the beginning of each month during the first year of the contract Increased by 2% for inflation at the beginning of each succeeding year.

plus	0.01% of total account values in force at the beginning of each month

Exhibit D